Exhibit(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Lifestyle Series Inc.

We consent to the use of our report, incorporated herein by reference, dated March 22, 2006, for High Growth Fund, Growth Fund, Balanced Fund, Conservative Fund and Income Fund, each a series of Legg Mason Partners Lifestyle Series Inc. (formerly Smith Barney Allocation Series Inc.), as of January 31, 2006, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 29, 2006